Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Preferred Shares)
of
Prima Energy Corporation
at
$39.50 Net Per Share
by
Raven Acquisition Corp.,
an indirect wholly-owned subsidiary of
Petro-Canada

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON THURSDAY, JULY 22, 2004, UNLESS THE OFFER IS EXTENDED.

June 23, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by Raven Acquisition Corp., a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Petro-Canada (US) Holdings Ltd. ("Parent") and indirect wholly-owned subsidiary of Petro-Canada, to act as Dealer Manager in connection with the Purchaser's offer to purchase all the outstanding shares of common stock, par value $0.015 per share ("Shares"), of Prima Energy Corporation, a Delaware corporation ("Prima"), at a purchase price of $39.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated June 23, 2004 (as amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. All references herein to "Shares" include the associated rights to purchase shares of preferred stock issued pursuant to the Rights Agreement, dated May 23, 2001, as amended, between Prima and Computershare Trust Company, Inc., as rights agent.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Offer to Purchase, dated June 23, 2004;

        2.     Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

        3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services LLC (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

        4.     A letter to stockholders of Prima from Richard H. Lewis, President and Chief Executive Officer of Prima, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Prima;

        5.     A printed form of a letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.     Return envelope addressed to the Depositary.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Thursday, July 22, 2004, unless the Offer is extended.

        The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would, together with any other shares beneficially owned by Parent and affiliates, constitute more than 50% of the voting power (determined on a fully diluted basis). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See "Section 1—Terms of the Offer; Expiration Date" and "Section 14—Conditions of the Offer" of the Offer to Purchase, which set forth in full the conditions to the Offer.

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 9, 2004 (the "Merger Agreement"), among Parent, the Purchaser and Prima pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Prima, with Prima surviving the merger as a subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or Prima or any subsidiary of Parent or Prima or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

        The board of directors of Prima has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and fair to, and in the best interests of, Prima and its stockholders, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and Merger, and has recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date (as defined in the Offer to Purchase) or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. See

Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manger and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions and requests for additional copies of the enclosed material may be directed to Georgeson Shareholder Communications Inc., the Information Agent, or the undersigned, the Dealer Manager, at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                      Very truly yours,
                      Harris Nesbitt Corp.

Enclosures

        Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any affiliate thereof or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer other than the documents enclosed and the statements contained therein.